Exhibit 4.1

PROMISSORY NOTE

$3,347,500.00	March 25, 2026

WHEREAS, Texas Critical Data Centers, LLC (“TCDC” or “Property Owner”) and Odessa Industrial Development Corporation d/b/a Grow Odessa (“Grow Odessa” or “Note Holder”) are parties to that certain Special Warranty Deed recorded as Document No. 2025-00014469 in the Official Public Records of Ector County, Texas (the "235 Acre Deed"), and that certain Special Warranty Deed recorded as Document No. 2025-00024528 in the Official Public Records of Ector County, Texas (the "205 Acre Deed", and together with the 235 Acre Deed, collectively, the “Deeds”), whereby Grow Odessa conveyed certain real property described therein (the "Property") to TCDC;

WHEREAS, incorporated in such Deeds are the right to repurchase the Property granted to Grow Odessa upon the failure by TCDC of certain Triggering Events (as defined in the Deeds);

WHEREAS, the parties desire to amend the Deeds (the “Deed Amendments”) to incorporate the development schedule of the Property and to provide TCDC with better guidance within the Deeds and other clarifying changes;

WHEREAS, in connection with such Deed Amendments, the parties intend to eliminate in their entirety Grow Odessa's right to repurchase the Property upon failure of any of the existing Triggering Events and to replace it with a single, narrower repurchase right permitting Grow Odessa to repurchase the Property only if TCDC fails to begin construction of Phase I of its project upon the Property within two (2) years after the date the Deed Amendments are recorded;

WHEREAS, as part of the consideration for the Deed Amendments and the elimination and limitation of the foregoing repurchase rights, TCDC has agreed to pay Grow Odessa Four Million Three Hundred Forty-Seven Thousand Five Hundred and No/100 Dollars ($4,347,500.00), of which One Million and No/100 Dollars ($1,000,000.00) is due and payable upon execution of the related transaction documents.

FOR VALUE RECEIVED, TCDC promises to pay to Grow Odessa the principal sum of Three Million Three Hundred Forty-Seven Thousand Five Hundred and No/100 Dollars ($3,347,500.00) together with interest prior to maturity on the unpaid principal balance of this Promissory Note (this “Note”) outstanding from time to time at the rate(s) described below, until July 20, 2026 (the “Maturity Date”), when the remaining principal balance, all accrued and unpaid interest hereon and any and all other amounts due and payable hereunder are due and payable in full.

This Note is being executed and delivered solely to evidence the deferred portion of the cash consideration described above and as part of the parties' broader agreement to narrow the circumstances under which Grow Odessa may repurchase the Property.

The outstanding principal balance hereunder shall accrue interest based on a fixed annual rate equal to 3.7% (the “Base Rate”). The outstanding principal balance interest shall be calculated on a 360-day per year basis, compounded annually.

Property Owner may prepay the amounts outstanding under this Note at any time prior to the Maturity Date.

From and after the Maturity Date or upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the unpaid principal balance during any such period at the lesser of (i) 10% or (ii) the maximum annual rate provided by Texas law (the “Default Rate”). The interest accruing under this paragraph in excess of the Base Rate shall be immediately due and payable by Property Owner to Note Holder upon demand and shall be additional indebtedness evidenced by this Note. Note Holder shall be entitled to collect all reasonable costs and expenses of collection and suit, including, but not limited to, reasonable attorneys’ fees. Note Holder agrees that payments of any amounts hereunder shall be deemed paid upon receipt by Note Holder.

Time is of the essence of this Note. To the extent not prohibited by applicable law, Property Owner, for itself and its successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands, and consents in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and hereby consents to any extensions of time, renewals, releases of any party to or guarantor of this Note, waivers, and any other modifications that may be granted or consented to by Note Holder from time to time in respect of the time of payment or any other provision of this Note.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Note Holder in the exercise of any right or remedy provided herein shall operate as a waiver thereof.

Neither party may assign, transfer, delegate, or otherwise convey this Note, in whole or in part, whether voluntarily, by operation of law, or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment in violation of this provision shall be null and void and of no force or effect. This Note shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of Property Owner and Note Holder. This Note and all benefits hereunder, including all obligations and duties owing to Note Holder by Property Owner, are freely transferrable and assignable by Note Holder without Property Owner’s consent to any such transfer or assignment, and Property Owner hereby expressly waives any objection thereto.

Property Owner and Note Holder hereby consent to the jurisdiction of any state court located within Ector County, Texas, or the United States District Court for the applicable District of Texas. Nothing contained herein should be deemed to affect the parties’ right to remove to Federal Court within the applicable District of Texas.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF PROPERTY OWNER AND NOTE HOLDER (BY ITS ACCEPTANCE HEREOF) HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DISCUSSIONS, DEALINGS, OR ACTIONS OF THE PARTIES TO THIS NOTE (WHETHER ORAL OR WRITTEN) WITH RESPECT THERETO, OR TO THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PROPERTY OWNER AND NOTE HOLDER (BY ITS ACCEPTANCE HEREOF) HEREBY CONSENTS AND AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY A TRIAL COURT WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY HEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. PROPERTY OWNER AND NOTE HOLDER (BY ITS ACCEPTANCE HEREOF) EACH ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF THIS NOTE) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR NOTE HOLDER IN MAKING THE FINANCING. PROPERTY OWNER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

It is expressly stipulated and agreed to be the intent of Property Owner and Note Holder at all times to comply strictly with the applicable Texas law, or federal law (if applicable), governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Note. All agreements in this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby, prepayment, or otherwise, shall the amount agreed to be paid hereunder for the use, forbearance, or detention of money exceed the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Note and as provided for herein, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan (the “Maximum Legal Rate”). To the extent Chapter 303 of the Texas Finance Code and its successor statutes and amendments, as then in effect (collectively, the “Statute”), are applicable, the “weekly ceiling” specified in the Statute, as selected by Note Holder, is the applicable ceiling. Note Holder may, in accordance with and to the extent permitted by applicable law, at its option and from time to time revise its election of the applicable “rate ceiling” as to current and future balances outstanding, and may use the “quarterly ceiling” or the “monthly ceiling” from time to time in effect, as such terms are defined in the Statute, or any other legally available “ceilings” as the Maximum Legal Rate under Texas or other applicable law. If the Maximum Legal Rate as determined under any applicable federal law shall at any time exceed the maximum rate of interest as determined under applicable Texas law, then to the extent permitted by law, the applicable federal rate shall be deemed controlling for purposes of determining the Maximum Amount during such period of time. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulate certain revolving credit loan accounts and revolving triparty accounts) apply to the indebtedness evidenced hereby. This paragraph will control all agreements between Property Owner and Note Holder. If, from any circumstance whatsoever (including the receipt of any late charge or similar amount), fulfillment of any provision of this Note or any other Financing Document at the time performance of such provision shall be due shall involve exceeding any usury limit prescribed by law that a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to allow compliance with such limit, and if, from any circumstance whatsoever, Note Holder shall ever receive anything of value deemed interest in an amount that would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and shall be canceled automatically or, if theretofore paid, such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be refunded immediately to Property Owner. Property Owner hereby agrees that, as a condition precedent to any claim seeking usury penalties against Note Holder, Property Owner will provide written notice to Note Holder, advising Note Holder in reasonable detail of the nature and amount of the violation, and Note Holder shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Property Owner or crediting such excess interest against this Note and/or the indebtedness evidenced hereby then owing by Property Owner to Note Holder. All interest contracted for, charged, taken, reserved, paid or agreed to be paid to Note Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note, including any extensions and renewals hereof until payment in full of the principal balance of this Note so that the interest thereon for such full term will not exceed at any time the Maximum Legal Rate.

This Note shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to conflict of laws principles.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed effective as of the date first noted above.

PROPERTY OWNER:

TEXAS CRITICAL DATA CENTERS, LLC,
a Delaware limited liability company

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Manager